EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated November 8, 2011, with respect to the statements of condition including the related portfolios of REIT Income Portfolio 2011-4, Diversified Healthcare Portfolio, Series 57, Energy Portfolio, Series 40, Financial Institutions Portfolio, Series 52 and Utility Income Portfolio, Series 37 (included in Van Kampen Unit Trusts, Series 1162) as of November 8, 2011, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-176803) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
November 8, 2011